Exhibit 8.1

Akerman Senterfitt One Southeast Third Avenue 25th Floor Miami, Florida 33131 Tel: 305.374.5600 Fax: 305.374.5095

January 25, 2013

JAVELIN Mortgage Investment Corp.

3001 Ocean Drive, Suite 201

Vero Beach, Florida 32963

Re:

Tax Opinion for REIT Status of JAVELIN Mortgage Investment Corp.

Ladies and Gentlemen:

We have acted as special tax counsel to JAVELIN Mortgage Investment Corp., a Maryland corporation (“JAVELIN” or the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-11 (the “Form S-11”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, which covers the registration of the resale of up to 250,000 shares of common stock, par value $0.001 per share, of the Company by the selling stockholder named therein.

In connection with the Form S-11 filing, you have requested our opinion regarding whether the Company was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) for its taxable year ended December 31, 2012, and whether the Company’s current organization and method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT, as well as whether the discussion in the Form S-11 under the heading “U.S. Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct in all material respects.

In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Transaction Documents”):

1.

the Company’s Amended and Restated Articles of Incorporation (the “Charter”);

2.

the Company’s Bylaws (the “Bylaws”);

3.

the Form S-11; and

4.

such other documents as may have been presented to us by JAVELIN from time to time.

In addition, we have relied upon the factual representations contained in JAVELIN’s certificate, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of JAVELIN, setting forth certain representations relating to the organization and operation of JAVELIN.

For purposes of our opinions, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions. In the course of our representation of the Company, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in Officer’s Certificate, or the Transaction Documents in a material way.

Very truly yours,

/s/ Akerman Senterfitt

akerman.com

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